Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ralph Lauren Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated May 22, 2025, with respect to the consolidated financial statements of Ralph Lauren Corporation, and the effectiveness of internal control over financial reporting of Ralph Lauren Corporation, included in its Annual Report (Form 10-K) for the year ended March 29, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

May 29, 2025